As filed with the Securities and Exchange Commission on March 5, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Duke Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-2777218
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

526 South Church Street

Charlotte, North Carolina 28202

(704) 594-6200

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Marc E. Manly, Esq.

Group Executive, Chief Legal Officer and Corporate Secretary

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

(704) 594-6200

(Name, address, including zip code, and telephone numbers, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, par value $0.001 per share	8,176,790 Shares	$12.62	$103,191,090	$4,055

(1)	Pursuant to Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant’s common stock on the New York Stock Exchange on March 3, 2009.
(2)	The shares to be registered under this registration statement were previously registered for issuance as part of the 10,957,447 shares registered pursuant to the registrant’s registration statement on Form S-3 filed on April 5, 2006 (No. 333-132996), of which 8,176,790 shares remain unissued. The registrant paid a total registration fee on such prior registration statement of $34,317.52, of which $8,708.71 applied to the 2,780,657 shares issued to date under the prior registration statement, leaving a total of $25,608.81 remaining to offset registration fees payable upon future registration statements. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the registrant hereby offsets the entire registration fee required in connection with this registration statement by $4,055 of such remaining amount, leaving a total for future offsets of $21,553.81. In accordance with Rule 415(a)(6) under the Securities Act of 1933, as amended, the offering of common stock registered under the prior registration statement will be terminated concurrently with the filing of this registration statement.

Explanatory Note

Prior to Duke Energy’s spin-off of Spectra Energy Corp on January 2, 2007, Duke Energy’s indirect, wholly-owned subsidiary, Duke Energy Canada Exchangeco Inc., a Canadian corporation (which we refer to as Exchangeco), had outstanding a class of exchangeable shares. The exchangeable shares were originally issued to the former shareholders of Westcoast Energy Inc. who were resident in Canada and who elected to receive the exchangeable shares in connection with Duke Energy’s acquisition of Westcoast in March 2002. Each exchangeable share was exchangeable at any time, at the option of the holder, for one share of Duke Energy common stock, plus all declared and unpaid dividends, if any, on the exchangeable share. The provisions governing the terms of the exchangeable shares provided that the holders thereof were entitled to receive dividends and other distributions on a basis equivalent to the dividends and distributions paid on shares of Duke Energy common stock. In addition, the holders of exchangeable shares were entitled to vote on matters submitted to the holders of Duke Energy common stock through certain trust arrangements. Exchangeco originally issued 19,877,268 exchangeable shares in connection with Duke Energy’s acquisition of Westcoast. As of the date of this registration statement, 8,176,790 exchangeable shares remained outstanding.

In connection with the spin-off, in order to enable the holders of exchangeable shares to participate in the distribution on an equivalent basis and to continue to own exchangeable shares, the board of directors of Exchangeco considered, approved and submitted to the holders of exchangeable shares for approval, a plan of arrangement pursuant to which the terms governing the exchangeable shares and certain related arrangements and agreements were amended. In particular, the share capital of Exchangeco was amended to reorganize the then existing class of exchangeable shares into two classes of exchangeable shares—one class exchangeable, on a one-for-one basis, for a share of Duke Energy common stock and one class exchangeable, on a one-for-one basis, for a share of Spectra’s common stock. The plan of arrangement was approved by the holders of exchangeable shares represented in person or by proxy at a duly convened meeting of the holders of exchangeable shares held on December 11, 2006 and by the Supreme Court of British Columbia by final order dated December 15, 2006. In connection with the separation from Duke Energy, Exchangeco became Spectra’s indirect, wholly-owned subsidiary and, on January 22, 2007, its name changed to Spectra Energy Canada Exchangeco Inc. The plan of arrangement and the reorganization of the existing exchangeable shares were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) of the Securities Act.

As a result of the plan of arrangement described above, in connection with the distribution each holder of one exchangeable share as of the record date for the distribution effectively received (i) one exchangeable share exchangeable for a share of Duke Energy common stock (sometimes referred to in this prospectus as a “Duke Energy exchangeable share”) and (ii) one-half of an exchangeable share exchangeable for a share of Spectra’s common stock.

In addition, Duke Energy and Spectra each entered into certain agreements and arrangements to facilitate the orderly distribution of shares of Duke Energy common stock and Spectra’s common stock upon exchange or redemption of each class of exchangeable shares and the payment of any dividends declared by the board of directors of Exchangeco on each class of exchangeable shares.

This registration statement registers the issuance of shares of our common stock upon exchange or redemption of such exchangeable shares, and replaces our earlier Form S-3 registration statement (File No.333-132996), which was filed on April 5, 2006 and expires on the three-year anniversary of that date. Such prior registration statement will be withdrawn in connection with the filing of this registration statement.

PROSPECTUS

8,176,790 SHARES

DUKE ENERGY CORPORATION

COMMON STOCK

This prospectus relates to 8,176,190 shares of our common stock, par value $0.001 per share, issuable upon exchange or redemption of the Duke Energy exchangeable shares of Spectra Energy Canada Exchangeco Inc., our former indirect subsidiary that we call Exchangeco in this prospectus. The exchangeable shares have been issued to the former shareholders of Westcoast Energy Inc. who are residents of Canada and who elected to receive the exchangeable shares in connection with our acquisition of Westcoast Energy consummated on March 14, 2002. Each Duke Energy exchangeable share may be exchanged for one share of our common stock, plus all payable and unpaid dividends, if any, on the exchangeable share. Because the shares of our common stock offered by this prospectus will be issued only in exchange for, or upon the redemption of, the Duke Energy exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Exchangeco became an indirect subsidiary of Spectra Energy Corp (“Spectra”) on January 2, 2007, in connection with our spin-off of Spectra on that date. Through contractual arrangements with Spectra, we pay dividends and issue common stock upon the Duke Energy exchangeable shares in the same manner as was done prior to the spin-off.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “DUK.”

You should carefully read and evaluate the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 5, 2009.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the company at the following address and telephone number:

Duke Energy

526 South Church Street

Charlotte, North Carolina 28202

(800) 488-3853

Attention: Investor Relations

www.duke-energy.com/investors

See “Where You Can Find More Information” beginning on page 9.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Duke Energy” “we,” “our,” or “us” refer to Duke Energy Corporation, and its direct and indirect subsidiaries.

i

THE COMPANY

Duke Energy is one of the largest electric power companies in the United States, and supplies and delivers energy to approximately 4 million U.S. customers. We have approximately 37,000 megawatts of electric generating capacity in the Midwest and the Carolinas, and natural gas distribution services in Ohio and Kentucky. In addition, we own and operate approximately 4,000 megawatts of electric generation in Latin America, and we are a joint-venture partner in a U.S. real estate company. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol “DUK.” We are a Delaware corporation, and our principal executive offices are located at 526 South Church Street, Charlotte, North Carolina, 28202-1803. Our telephone number is (704) 594-6200.

We operate in the following business segments: U.S. Franchised Electric & Gas, Commercial Power and Duke Energy International.

U.S. Franchised Electric & Gas generates, transmits, distributes and sells electricity in central and western North Carolina, western South Carolina and Indiana; and provides combined electric and gas sales, transmission and distribution service in the southwestern portion of Ohio and northern Kentucky.

Commercial Power operates and manages power plants, primarily in the Midwestern portion of the U.S., and markets electric power and natural gas related to these plants and other contractual positions. It also performs energy risk management activities and provides customized energy solutions.

Duke Energy International operates and manages power generation facilities and engages in sales and marketing of electric power and natural gas outside the United States. Its activities target power generation in Latin America.

RISK FACTORS

Investing in our common stock involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, together with all of the other information included in this prospectus and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date of this prospectus. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management’s beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

•	State, federal and foreign legislative and regulatory initiatives, including costs of compliance with existing and future environmental requirements;

•	State, federal and foreign legislative and regulatory initiatives and rulings that affect cost and investment recovery or have an impact on rate structures;

•	Costs and effects of legal and administrative proceedings, settlements, investigations and claims;

•	Industrial, commercial and residential growth in our service territories;

•	Additional competition in electric markets and continued industry consolidation;

•	Political and regulatory uncertainty in other countries in which we conduct business;

•	The influence of weather and other natural phenomena on our operations, including the economic, operational and other effects of storms, hurricanes, droughts and tornados;

•	The timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	Unscheduled generation outages, unusual maintenance or repairs and electric transmission system constraints;

•	The performance of electric generation and of projects undertaken by our non-regulated businesses;

•	The results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	Declines in the market prices of equity securities and resultant cash funding requirements for our defined benefit pension plans;

•	The level of creditworthiness of counterparties to our transactions;

•	Employee workforce factors, including the potential inability to attract and retain key personnel;

•	Growth in opportunities for our business units, including the timing and success of efforts to develop domestic and international power and other projects;

•

Construction and development risks associated with the completion of our capital investment projects in existing and new generation facilities, including risks related to financing, obtaining and complying with terms of permits, meeting construction budgets and schedules, and satisfying operating and environmental performance standards, as well as the ability to recover costs from ratepayers in a timely manner;

•	The effect of accounting pronouncements issued periodically by accounting standard-setting bodies; and

•	The ability to successfully complete merger, acquisition or divestiture plans.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Because the shares of common stock will be issued in exchange for or upon the redemption of the Duke Energy exchangeable shares, we will not receive any cash proceeds upon the issuance of the common stock.

PLAN OF DISTRIBUTION

We will distribute the shares of common stock covered by this prospectus only upon exchange or redemption of the Duke Energy exchangeable shares of Exchangeco, and no broker, dealer or underwriter has been engaged in connection with the exchange or redemption. Each Duke Energy exchangeable share of Exchangeco may be exchanged or redeemed for one share of common stock. We will pay all expenses incurred in connection with the distribution described in this prospectus.

INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

In the opinion of McCarthy Tétrault LLP, our Canadian counsel, the following is an accurate summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Income Tax Act”) generally applicable to you if you hold exchangeable shares or acquire common stock on the redemption, retraction or exchange of exchangeable shares and if, for purposes of the Canadian Income Tax Act and at all relevant times, you are or are deemed to be resident in Canada, you deal with us at arm’s length, you are not affiliated with us and you hold your exchangeable shares and will hold the common stock as capital property. This discussion does not apply to you if you are a “financial institution,” as defined in section 142.2 of the Canadian

Income Tax Act, and are therefore subject to the mark-to-market rules of the Canadian Income Tax Act. This summary also does not apply to you if Duke Energy is or will be a “foreign affiliate” of you for purposes of the Canadian Income Tax Act or if the functional currency reporting rules in subsection 261(4) of the Canadian Income Tax Act apply to you.

The exchangeable shares and common stock will generally be considered to be capital property to you unless the shares are held by you in the course of carrying on a business or the shares are acquired in a transaction considered to be an adventure in the nature of trade. If the exchangeable shares might not otherwise qualify as capital property, you may be entitled to obtain this qualification by making the irrevocable election provided under subsection 39(4) of the Canadian Income Tax Act. If you do not hold your exchangeable shares or will not hold common stock as capital property, you should consult your own tax advisors for information and advice having regard to your particular circumstances.

This summary is based on the current provisions of the Canadian Income Tax Act and the regulations promulgated thereunder, the current provisions of the Canada-United States Tax Convention (1980), as amended and our Canadian counsel’s understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Canadian Income Tax Act and regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that all of these proposed amendments will be enacted in their present form. No assurances can be given that any proposed amendments will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the foregoing, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described below. No advance income tax ruling has been sought or obtained from the CRA to confirm the tax consequences of any of the transactions relating to the exchangeable shares or the acquisition of the common stock on the redemption, retraction or exchange of exchangeable shares.

For purposes of the Canadian Income Tax Act, all amounts relating to the acquisition, holding or disposition of common stock, including dividends, adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time these amounts arise.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO YOU. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES.

Redemption or Exchange of Exchangeable Shares

On a redemption (including a retraction) of your exchangeable shares by Exchangeco, you will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital (for purposes of the Canadian Income Tax Act) of the exchangeable shares so redeemed. For these purposes, the redemption proceeds will be the fair market value of the common stock received from Exchangeco on the redemption plus the amount, if any, of all payable and unpaid dividends on the exchangeable shares paid on the redemption. The amount of any such deemed dividend will be subject to the tax treatment described below under “Dividends on Exchangeable Shares.”

On a redemption (including a retraction) of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares, but an amount equal to the amount of the deemed dividend will be excluded in computing your proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. If you are a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described below.

On an exchange of your exchangeable shares with Spectra Energy Canada Call Co. (formerly known as Duke Energy Canada Call Co. and hereinafter referred to as “Callco”), or with us for the common stock, you will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of your exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of the exchangeable shares immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of the exchange of the common stock which you receive plus any other amounts received from us as part of the exchange, but less any amount paid in satisfaction of declared and unpaid dividends owed to you by Exchangeco. The taxation of capital gains and capital losses is described below.

BECAUSE OF THE EXISTENCE OF CERTAIN CALL RIGHTS HELD BY CALLCO WHICH GIVE CALLCO THE OVERRIDING RIGHT TO PURCHASE YOUR EXCHANGEABLE SHARES UPON A REDEMPTION (INCLUDING A RETRACTION) BY EXCHANGING A SHARE OF COMMON STOCK FOR EACH EXCHANGEABLE SHARE AS WELL AS CERTAIN RIGHTS OF HOLDERS OF EXCHANGEABLE SHARES TO FORCE THE EXCHANGE OF EXCHANGEABLE SHARES WITH DUKE ENERGY FOR COMMON STOCK UPON THE OCCURRENCE OF THE LIQUIDATION, DISSOLUTION OR WINDING-UP OF EXCHANGECO OR DUKE ENERGY, YOU CANNOT CONTROL WHETHER YOU WILL RECEIVE COMMON STOCK BY WAY OF A REDEMPTION (INCLUDING A RETRACTION) OF YOUR EXCHANGEABLE SHARES BY EXCHANGECO OR BY WAY OF PURCHASE OF THE EXCHANGEABLE SHARES BY DUKE ENERGY OR CALLCO. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION (INCLUDING A RETRACTION) DIFFER FROM THOSE OF A PURCHASE.

Disposition of Exchangeable Shares Other Than on Redemption or Exchange

A disposition or deemed disposition of your exchangeable shares, other than on the redemption (including a retraction) or exchange of your exchangeable shares, will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you immediately before the disposition. The taxation of capital gains and capital losses is described below.

Acquisition and Disposition of the Common Stock

The cost of the common stock received on a retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of the common stock at the time of that event, and will be averaged with the adjusted cost base of any other common stock held by you at that time as capital property (other than common stock considered to have been continually held by you since 1971) for the purpose of determining the adjusted cost base of your common stock.

A disposition or deemed disposition of the common stock by you will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of such common stock immediately before the disposition. The taxation of capital gains and capital losses is described below.

Dividends on Exchangeable Shares

If you are an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing your income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada, including the enhanced gross-up and dividend tax credit rules for “eligible dividends”. Eligible dividends will generally include dividends paid after 2005 by taxable Canadian corporations, such as Exchangeco, where those dividends have been designated as “eligible dividends” by the dividend-paying corporation. There are limitations on the ability of a corporation to designate dividends as eligible dividends. Subject to the discussion below, if you are a corporation, other than a “specified financial institution” as defined in the Canadian Income Tax Act, dividends received or deemed to be received on the exchangeable shares normally will be included in your income and deductible in computing your taxable income.

The exchangeable shares will be “term preferred shares,” as defined in the Canadian Income Tax Act. Consequently, if you are a “specified financial institution,” as defined in the Canadian Income Tax Act, a dividend received or deemed to be received on a redemption of the exchangeable shares will be deductible in computing your taxable income only if:

•	you did not acquire the exchangeable shares in the ordinary course of carrying on your business; or

•

at the time the dividend is received, the exchangeable shares are listed on a designated stock exchange in Canada (which currently includes the Toronto Stock Exchange, or “TSX”, on which the exchangeable shares are currently listed) and you, either alone or together with persons with whom you do not deal at arm’s length, do not receive (or are not deemed to receive) dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

In addition, if you are a corporation and if Duke Energy or any other person with whom we do not deal at arm’s length is a “specified financial institution” (for purposes of the Canadian Income Tax Act) at the time that dividends are paid on the exchangeable shares, dividends received or deemed to be received by you will be included in your taxable income but will not be deductible by you in computing your taxable income.

If you are a “private corporation,” as defined in the Canadian Income Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, you may be liable under Part IV of the Canadian Income Tax Act to pay a refundable tax of 33  1/3% of any dividends received or deemed to be received on your exchangeable shares to the extent that these dividends are deductible in computing your taxable income.

If you are throughout the relevant taxation year a “Canadian-controlled private corporation,” as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6  2/3% on dividends received or deemed to be received on your exchangeable shares that are not deductible in computing taxable income.

Dividends on the Common Stock

Dividends on the common stock will be included in your income for the purposes of the Canadian Income Tax Act. If you are an individual, you will not be subject to the gross-up and dividend tax credit rules in the Canadian Income Tax Act applicable to dividends received from corporations resident in Canada. If you are a corporation, you will be required to include these dividends in computing your income and will not be entitled to deduct the amount of these dividends in computing your taxable income. If you are a “Canadian-controlled private corporation,” as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6  2/3% on such dividends. If there is United States non-resident withholding tax on any dividends you receive on the common stock, you will generally be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Income Tax Act.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (the “taxable capital gain”) realized by you on a disposition or deemed disposition of exchangeable shares or the common stock must be included in your income for the year of the disposition. One-half of any capital loss (the “allowable capital loss”) realized by you is required to be deducted by you against taxable capital gains realized in the year of the disposition. Any allowable capital losses in excess of taxable capital gains in the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Income Tax Act.

Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Income Tax Act.

If you are a “Canadian-controlled private corporation,” as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6  2/3% on taxable capital gains.

If you are a corporation, the amount of any capital losses arising from a disposition or deemed disposition of exchangeable shares may be reduced by the amount of any dividends received or deemed to have been received by you on the exchangeable shares to the extent and under the circumstances prescribed by the Canadian Income Tax Act. Similar rules may apply where you are a corporation that is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any of these shares. You should consult your own tax advisors if these rules may be relevant to you.

Foreign Property Information Reporting

If you are a “specified Canadian entity” (as defined in the Canadian Income Tax Act), you may be required to file an information return relating to any “specified foreign property” (as defined in the Canadian Income Tax Act) owned by you, which would include the common stock, the exchangeable shares and certain exchange and voting rights relating thereto. You should consult your own advisors about whether you must comply with these rules with respect to the ownership of exchangeable shares or common stock.

Foreign Investment Entity Tax Proposals

Amendments to the Canadian Income Tax Act relating to the taxation of certain interests held by Canadian residents in certain non-resident entities and that were previously contained in Bill C-10 (the “FIE proposals”) were not enacted by Parliament. Nevertheless, the FIE proposals are expected to be reintroduced and to be generally applicable for taxation years of taxpayers commencing after 2006. However, there is no assurance that the FIE proposals will be enacted in the form proposed or at all. If the FIE proposals are enacted as proposed, where a Canadian resident holds shares, other than shares that are an “exempt interest”, in a corporation that constitutes a “foreign investment entity” (as such terms are defined in the FIE proposals) at the corporation’s year end, or a property, other than property that is an “exempt interest”, convertible into, exchangeable for, or a right to acquire, directly or indirectly such shares (such shares and property being referred to in the FIE proposals as a “participating interest”) the Canadian resident generally will be required to; (i) include in its income for its taxation year that includes the foreign investment entity’s year end an amount determined as a prescribed percentage of such Canadian resident’s “designated cost” for the shares at the end of each month ending in the Canadian resident’s taxation year during which the shares were held by the Canadian resident; (ii) in certain circumstances, include in (or deduct from) its income on an annual basis any increase (or decrease) in the value of that interest; or (iii) in certain limited circumstances, include in its income for its taxation year that includes the foreign investment entity’s year-end its proportionate share of the foreign investment entity’s income (or loss) for the year.

Duke Energy will not be a foreign investment entity at the end of a particular taxation year if, at that time, the “carrying value” of all of its “investment property” is not greater than one-half of the “carrying value” of all of its property, or if, throughout that taxation year, its principal undertaking is not an “investment business”, within the meaning of these terms in the FIE proposals. The determination of whether Duke Energy is a foreign investment entity must be made on an annual basis at the end of each taxation year of Duke Energy and no assurance can be given that Duke Energy will not be a foreign investment entity at the end of any of its taxation years. You should consult your own tax advisor in this respect.

In any event, the FIE proposals will not apply to you for a particular taxation year if at the end of the taxation year of Duke Energy that ends in that particular taxation year, the exchangeable shares are an “exempt interest” to you. The exchangeable shares will constitute an “exempt interest” to you at a particular time if, throughout the period, in Duke Energy’s taxation year that includes that time, during which you held the exchangeable shares:

(i)	the exchangeable shares are shares of the capital stock of a corporation resident in Canada;

(ii)	the exchangeable shares would not be a participating interest if they were not convertible into, exchangeable for or a right to acquire shares of the capital of a non-resident corporation; and

(iii)	the exchangeable shares are convertible into, exchangeable for, or a right to acquire only property that, if the conversion, exchange or right were exercised by you at that time, would be a share of the capital stock of a non-resident corporation that is at that time an “exempt interest” to you.

The common stock acquired by you on a retraction, redemption or exchange of exchangeable shares would constitute an “exempt interest” to you at any time if it is reasonable to conclude that you have no “tax avoidance motive” (within the meaning of the FIE proposals) in respect of the common stock, and:

(i)	throughout the period, in Duke Energy’s taxation year that includes that time, during which you would hold the common stock;

(A)	the common stock is an “arm’s length interest” (within the meaning of the FIE proposals) to you;

(B)	Duke Energy is resident in a country in which there is a designated stock exchange (which currently includes the NYSE); and

(C)	the common stock is listed on a designated stock exchange (which currently includes the NYSE), or

(ii)	both:

(A)	throughout that period, Duke Energy:

(1)	is governed by the laws of a country with which Canada has entered into a tax treaty (which currently includes the United States);

(2)	exists, was formed or organized, or was last continued, under those laws; and

(3)	while it is governed by the laws of a country, is, under the tax treaty with that country, resident in that country; and

(B)	throughout that period, the common stock would be an “arm’s length interest” to you.

The determination of whether you will have a tax avoidance motive in respect of the common stock within the meaning of the FIE proposals will depend upon your particular circumstances. You should consult your own tax advisors in this respect. At any time, common stock will qualify for purposes of the FIE proposals as an arm’s length interest to you, provided that (i) it is reasonable to conclude that there are at least 150 persons each of which holds at that time common stock having a total fair market value of at least Cdn$500, (ii) it is reasonable to conclude that common stock can normally be acquired and sold by members of the public in the open market, and (iii) the aggregate fair market value at that time of the common stock held by you, or an entity or individual with whom you do not deal at arm’s length, does not exceed 10% of the fair market value of all of the common stock held by any entity or individual at that time. No assurances can be given that the common stock will qualify as an arm’s length interest at any particular time.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of exchangeable shares that may be relevant to you if you are a Non-U.S. holder (as defined below). U.S. Holders (as defined below) who acquire exchangeable shares should consult their own tax advisors as to the United States tax consequences of owning and disposing such shares.

This discussion is limited to Non-U.S. Holders who hold their exchangeable shares as capital assets. It does not address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as controlled foreign corporations, passive foreign investment companies, and foreign personal holding companies. In addition, this discussion does not address the United States state or local tax consequences or the foreign tax consequences of the ownership and disposition of the exchangeable shares. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, in each case as in effect of the date hereof, all of which are subject to change, possibly with retroactive effect. No statutory, judicial, or administrative authority exists that directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the exchangeable shares. Consequently (as discussed more fully below), the United States federal income tax treatment of the ownership of the exchangeable shares and the exchange of the exchangeable shares for shares of the common stock is not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the “IRS”) regarding the United States federal income tax consequences of any of the transactions described herein.

Accordingly, all holders are strongly urged to consult their tax advisors with regard to the application of the United States federal, state, local and other tax consequences and the foreign tax consequences of the ownership and disposition of exchangeable shares and the common stock in light of their particular circumstances.

As used herein, the term “Non-U.S. Holder” means any person who holds exchangeable shares other than a person who is a U.S. Holder. The term “U.S. Holder” means a beneficial owner of exchangeable shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has made a valid election to be treated as a United States person.

The term U.S. Holder also includes certain former citizens and residents of the United States. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the exchangeable shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

Sale or Exchange of Exchangeable Shares

You generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of exchangeable shares, including the exchange of exchangeable shares for the common stock, unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States, or (ii) in the case of gain recognized by an individual Non-U.S. Holder, such individual is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

Dividends on the shares of the Common Stock and Exchangeable Shares

Dividends on Shares of the Common Stock. Dividends paid to you as a Non-U.S. holder of the common stock generally will be subject to withholding of United States federal income tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Canada-United States Income Tax Treaty), unless the dividend is effectively connected with the conduct of your trade or business within the United States (or if a tax treaty applies, is attributable to your United States permanent establishment), in which case the dividend will be taxed at ordinary United States federal income tax rates. If you are a corporation, such effectively connected income may also be subject to an additional “branch profits tax.” You will be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding tax described above.

Dividends on Exchangeable Shares. We do not expect that United States tax will be withheld from dividends paid with respect to the exchangeable shares. The IRS may, however, assert that United States withholding tax is payable with respect to any dividends paid on the exchangeable shares to Non-U.S. Holders. As a result, you could be subject to United States withholding tax at a rate of 30%, which rate may be reduced by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Canada-United States Income Tax Treaty).

Sale or Exchange of the Common Stock

You generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of shares of the common stock unless:

•	the gain is effectively connected with your United States trade or business;

•	you are an individual and you are present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied; or

•	you have owned (actually or constructively) more than 5% of our outstanding common stock.

We have not determined whether we are a “United States real property holding corporation” for United States federal income tax purposes. If we are or become a “United States real property holding corporation” at a relevant time, a Non-U.S. Holder who at no time actually or constructively owned more than 5% of the common stock generally would not be subject to United States federal income tax on the disposition of the common stock, provided that the common stock was regularly traded on an established securities market within the meaning of the applicable regulations.

Information Reporting and Backup Withholding

Non-U.S. Holders are generally subject to information reporting requirements with respect to dividends paid by us to you and any tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will be subject to backup withholding unless applicable certification requirements are met. Payment of the proceeds of a sale of shares of the common stock within the United States or through certain United States brokers is subject to both backup withholding and information reporting unless you, as the beneficial owner, certify under penalties of perjury that you are not a United States person for purposes of the Code (and the payor does not have actual knowledge or reason to know that you are a United States person) or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules are generally allowable as a credit against your United States federal income tax liability (if any), which may entitle you to a refund, provided that the required information is furnished to the IRS.

EXPERTS

The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus by reference from Duke Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Duke Energy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of DCP Midstream, LLC as of and for the years ended December 31, 2006 and 2005, incorporated in this prospectus by reference from Duke Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CERTAIN LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Robert T. Lucas III, who is our Associate General Counsel. Certain federal Canadian and U.S. tax matters will be passed upon by McCarthy Tétrault LLP and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, as set forth under “Income Tax Considerations.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings with the SEC, as well as additional information about us are also available to the public through our website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents filed by Duke Energy Corporation with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of Common Stock under this prospectus is completed.

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Current reports on Form 8-K filed January 16, 2009: January 26, 2008; February 9, 2009; and February 25, 2009.

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference in this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department

P.O. Box 1005

Charlotte, North Carolina 28201

(704) 382-3853 or (800) 488-3853 (toll-free)

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted. You should assume that the information contained in the prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution (Estimated):

SEC Filing Fee (Actual)	$4,055
Printing Costs	10,000
Legal Fees and Expenses	15,000
Accounting Fees	8,000
Blue Sky Fees and Expenses	5,000
Miscellaneous	2,000

TOTAL	$44,055

Item 15.	Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director of ours shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under applicable law.

Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses in any event. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Our bylaws further provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to our best interests except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

However, our bylaws provide that we will only provide indemnification pursuant to the bylaws (unless ordered by a court) if such indemnification is authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in the bylaws. Such determination is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of directors who are not parties to such action, suit or proceeding designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders. Such determination is to be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on our behalf. To the extent, however, that a present or former director or officer of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Our bylaws further provide that except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors.

The indemnification and advancement of expenses provided by, or granted pursuant to, our bylaws are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. It is our policy that indemnification shall generally be made to the fullest extent permitted by law. Our bylaws do not preclude indemnifying persons in addition to those specified in the bylaws but whom we have the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

We may also purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power or the obligation to indemnify such person against such liability under the provisions of the bylaws.

Duke Energy Corporation was formed as a holding company in connection with the consummation of the merger of our predecessor, Duke Energy Corporation, a North Carolina corporation, and Cinergy Corp., on April 3, 2006. For a further description of the rights to indemnification and exculpation from liabilities of directors and officers arising pursuant to the merger agreement, reference is made to Item 15 of Duke Energy Corporation’s Form S-3 filed April 5, 2006, File No. 333-132996.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 or Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Duke Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on March 5, 2009.

DUKE ENERGY CORPORATION (Registrant)

By:	JAMES E. ROGERS*
Name:	James E. Rogers
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

	Director and Chairman, President and	March 5, 2009
JAMES E. ROGERS*	Chief Executive Officer
(Principal Executive Officer)

DAVID L. HAUSER*	Group Executive and Chief Financial Officer	March 5, 2009
(Principal Financial Officer)

STEVEN K. YOUNG*	Senior Vice President and Controller	March 5, 2009
(Principal Accounting Officer)

SIGNATURE	TITLE	DATE
Majority of Directors:
WILLIAM BARNET, III*	Director	March 5, 2009
G. ALEX BERNHARDT SR.*	Director	March 5, 2009
MICHAEL G. BROWNING*	Director	March 5, 2009
DANIEL R. DIMICCO*	Director	March 5, 2009
ANN MAYNARD GRAY*	Director	March 5, 2009
JAMES H. HANCE JR.*	Director	March 5, 2009
JAMES E. ROGERS*	Director	March 5, 2009
JAMES T. RHODES*	Director	March 5, 2009
DUDLEY S. TAFT*	Director	March 5, 2009

*	The undersigned, by signing his name hereto, does hereby sign this document on behalf of the registrant and on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by the registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By:	/s/ ROBERT T. LUCAS III
Attorney-in-Fact March 5, 2009

INDEX TO EXHIBITS

Exhibit No.	Exhibit
2.1 *	Plan of Arrangement, as approved by the Supreme Court of British Columbia by final order dated December 15, 2006 (filed with Form S-3 of Spectra Energy Corp, File No. 333-140048, as Exhibit 2.4)

3.1 *	Amended and Restated Certificate of Incorporation of Duke Energy Corporation (filed with Form 8-K, File No. 1-32853, dated April 4, 2006, as Exhibit 3.1)

3.2 *	Amended and Restated Bylaws of Duke Energy Corporation (filed with Form 8-K, File No. 1-32853, dated April 4, 2006, as Exhibit 3.2)

4.1 *	Form of Assumption Agreement, among Duke Energy Corporation, Duke Energy Holding Corp., Duke Energy Canada Call Co., Duke Energy Canada Exchangeco Inc. and Computershare Trust Company, Inc., dated March 28, 2006 (filed with the registrant’s Form S-3 Registration Statement, File No.333-132996, as Exhibit 4.1)

4.2 *	Form of Support Agreement, among Duke Energy Corporation, Duke Energy Canada Call Co., and Duke Energy Canada Exchangeco Inc., dated March 14, 2002 (filed with Form 10-Q of Duke Energy Corporation for the quarter ended September 30, 2001, File No. 1-4928, as an exhibit to Exhibit 10.7, Amended and Restated Combination Agreement dated as of September 20, 2001, among Duke Energy Corporation, Duke Energy Canada Call Co., Duke Energy Canada Exchangeco Inc. and Westcoast Energy Inc.)

4.3	Amended and Restated Support Agreement, between Duke Energy Corporation, Spectra Energy Corp, Duke Energy Canada Call Co., and Duke Energy Canada Exchangeco, Inc., dated January 1, 2007.

5.1	Opinion of Robert T. Lucas III, Esq.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain United States tax matters

8.2	Opinion of McCarthy Tétrault LLP as to certain Canadian tax matters

9.1 *	Form of Voting and Exchange Trust Agreement among Duke Energy Corporation, Duke Energy Canada Exchangeco Inc., and Computershare Trust Company, Inc., dated March 14, 2002 (filed with Form 10-Q of Duke Energy Corporation for the quarter ended September 30, 2001, File No. 1-4928, as an exhibit to Exhibit 10.7, Amended and Restated Combination Agreement dated as of September 20, 2001, among Duke Energy Corporation, Duke Energy Canada Call Co., Duke Energy Canada Exchangeco Inc. and Westcoast Energy Inc.)

9.2	Amended and Restated Voting and Exchange Trust Agreement between Duke Energy Corporation, Duke Energy Canada Exchangeco, Inc., and Computershare Trust Company, Inc., dated January 1, 2007.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation

23.2	Consent of Deloitte & Touche LLP, Independent Auditors for DCP Midstream, LLC

24.1	Power of Attorney of certain officers and directors of Duke Energy Corporation

24.2	Resolution of Duke Energy Corporation regarding Power of Attorney

99.1 *	Amended and Restated Combination Agreement, dated as of September 20, 2001, by and between Duke Energy Corporation, Duke Energy Canada Call Co., Duke Energy Canada Exchangeco Inc. and Westcoast Energy Inc. (filed with Form 10-Q for the quarter ended September 30, 2001, File No. 1-4928, as Exhibit 10.7)

*	Previously filed and incorporated herein by reference thereto.